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                      December 15, 2022

       Lei Xu
       Chief Executive Officer
       JD.com, Inc.
       20th Floor, Building A, No. 18 Kechuang 11 Street
       Yizhuang Economic and Technological Development Zone
       Daxing District, Beijing 101111
       People   s Republic of China

                                                        Re: JD.com, Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 28,
2022
                                                            File No. 1-36450

       Dear Lei Xu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services
       cc:                                              Sandy Xu